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                                                                  EXHIBIT 2.1.11

                                    FORM OF
                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Escrow Agreement") is made and entered into as of May __, 2000 by and among Cobalt Networks, Inc., a Delaware corporation (the "Parent"), Blue Tortilla Acquisition Corporation, a California corporation ("Merger Sub"), Chili!Soft, Inc., a California corporation (the "Company"), The Bank of New York, a New York banking corporation, as escrow agent (the "Escrow Agent"), Warren J. Packard and Scot E. Land (each such natural person a "Securityholder Agent" and collectively, the "Securityholder Agents").

                                    RECITALS

     A. The Parent, the Merger Sub and the Company are parties to that certain Agreement and Plan of Reorganization (the "Acquisition Agreement"), providing for the purchase of the outstanding capital stock of the Company (the "Company Shares") with the Company becoming a wholly owned subsidiary of Parent (the "Acquisition"). To effect the Acquisition, Merger Sub shall merge with and into the Company (the "Merger"), and the surviving corporation is referred to herein upon occasion as the "Surviving Corporation." In consideration for the exchange of the Company Shares, the shareholders of the Company will receive shares of the common stock of Parent, $0.001 par value per share (the "Parent Common Stock").

     B. Certain representations, warranties, covenants, agreements and indemnities of the Company are set forth in the Acquisition Agreement.

     C. One of the conditions to the closing of the purchase of the Company Shares, as set forth in the Acquisition Agreement, is the execution and delivery of this Escrow Agreement.

     D. Of the shares of Parent Common Stock to be issued upon the closing of the Acquisition (the "Effective Time" and the date upon which the Effective Time occurs, the "Closing Date") pursuant to Section 1.6(a) and (b) of the Acquisition Agreement (none of which shares of Parent Common Stock shall be unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation), 115,000 shares shall be held in escrow (the "Escrow Amount") pursuant to this Escrow Agreement of the Acquisition Agreement to secure and satisfy claims of indemnification by Parent and its affiliates (including the Surviving Corporation) for any "Losses" (as defined below) incurred under the provisions of the Acquisition Agreement and the transactions contemplated thereby.

     E. This Escrow Agreement sets forth the basis on which the Escrow Agent will receive and hold, and make disbursements from, the Escrow Fund and the duties for which the Escrow Agent will be responsible.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
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     1.  Appointment.  The Parent, Company and the Securityholder Agents hereby
         -----------
appoint The Bank of New York (the "Escrow Agent") to act as escrow agent to serve in such capacity in accordance with the terms and conditions set forth in this Escrow Agreement. Escrow Agent hereby accepts such appointment.

     2.  Acquisition Agreement. The Escrow Agent acknowledges receipt of a copy
         ---------------------
of the Acquisition Agreement, however, the Escrow Agent is not charged with any duties or responsibilities with respect to the Acquisition Agreement, notwithstanding any provision of the Acquisition Agreement to the contrary.

     3.  Escrow Amount. As soon as practicable after the Effective Time, the
         -------------
Escrow Amount, without any act of any Company shareholder, will be deposited by Parent with Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in the Acquisition Agreement and in the Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each shareholder of the Company shall be in proportion to the aggregate Parent Common Stock, which such holder would otherwise be entitled under Sections 1.6(a) and (b) of the Acquisition Agreement and shall be in the respective share amounts and percentages listed on the schedule executed and delivered by the Company (the "Closing Date Payment Schedule") attached hereto as Schedule A and
                                                                 ----------
reflecting, as of the Effective Time for each holder of Company Capital Stock, the number of shares of Company Capital Stock held of record, the aggregate number of shares of Parent Common Stock payable to such holder in the Merger, the number of such shares payable promptly after the Effective Time and payable into the Escrow Fund, the amount payable to such holder for any fractional shares, the stock certificate numbers held by each such person and such person's federal tax identification number to the extent such number is known. All shares of Parent Common Stock contributed to the Escrow Fund shall not be unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation.

     The Escrow Fund shall be available to compensate Parent and its affiliates (including the Surviving Corporation) for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in the Acquisition Agreement (or in any certificate, instrument, schedule or document attached to the Acquisition Agreement and delivered by the Company in connection with the Merger) determined without regard to any materiality qualifiers, including without limitation "Material Adverse Effect" (as defined in the Acquisition Agreement) or (ii) any failure by the Company to perform or comply with any covenant contained in the Acquisition Agreement (or in any certificate, instrument, schedule or document attached to the Acquisition Agreement and delivered by the Company in connection with the Merger); provided any such claims must be asserted on or before 5:00 p.m. (California Time) on the date which is one year following the date hereof (the "Expiration Date").

     Except as otherwise provided herein, the Escrow Agent shall not pay claims for Losses received from the Parent from the Escrow Fund unless and until the Parent has made claims for

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Losses pursuant to Section 5 hereof that exceed the Allowed Deductible (as defined below). After the claims for Losses equal to the Allowed Deductible have been made, the Allowed Deductible plus any additional Losses incurred by the Parent shall be satisfied by the Escrow Fund in accordance with the procedures set forth in Sections 5 and 6 of this Agreement. In addition, the Parent shall be entitled to immediate reimbursement as Losses from the Escrow Fund for any Third Party Expenses (as defined below) incurred by the Company that exceed $1,500,000, without regard to whether the Allowed Deductible has been satisfied. For purposes of this Escrow Agreement, the "Allowed Deductible" shall be the first $500,000 of Losses that (i) are submitted by an officer of the Parent to the Escrow Agent in accordance with Section 5 hereof, (ii) no objections to have been made by the Securityholder Agents pursuant to Section 6 hereof or (iii) any such objection has been resolved in accordance with the provisions of this Escrow Agreement. For purposes of this Escrow Agreement, "Third Party Expenses" are all fees and expenses incurred by the Company in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by such party in connection with the negotiation and effectuation of the terms and conditions of the Acquisition Agreement and the transactions contemplated hereby in connection with the Acquisition Agreement and the Merger. However, Third Party expenses shall not be included in the $500,000 of Losses that comprise the Allowed Deductible.

     4.  Escrow Period; Distribution upon Termination of Escrow Periods. Subject
         --------------------------------------------------------------
to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "Escrow Period"); provided, however, that the Escrow
                                              --------  -------
Period shall not terminate with respect to such amount (or some portion thereof), that is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agents and the subsequent arbitration of the matter in the manner provided in Sections 6 and 8 hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, as evidenced by written memorandum of the Securityholder Agents and Parent, the Escrow Agent shall deliver to the shareholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the shareholders of the Company pursuant to this Section 4 shall be made in proportion to their respective original contributions to the Escrow Fund (as set forth on the Closing Date Payment Schedule). At all times during the Escrow Period, the Company shareholders shall be deemed to be the record holders of their respective amounts of the Parent Common Stock comprising the Escrow Amount.

     5.  Claims Upon Escrow Fund.
         -----------------------

         (a) Upon receipt by the Escrow Agent at any time on or before the Expiration Date of a certificate signed by any officer of Parent (an "Officer's Certificate") set forth on Schedule B hereof or such officers' successors, the
                           ----------
identity of whom the Escrow Agent shall be informed of by a writing signed by another Parent officer: (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated,

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the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 6 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

         (b) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
Section 5(a) hereof, the shares of Parent Common Stock shall be valued at the Average Closing Price. Parent and the Securityholder Agents shall certify such determined value in a certificate signed by both Parent and the Securityholder Agents, and shall deliver such certificate to the Escrow Agent.

     6.  Objections to Claims. At the time of delivery of any Officer's
         --------------------
Certificate to the Escrow Agent, Parent shall deliver a duplicate copy of such certificate to the Securityholder Agents and for a period of thirty (30) days after such delivery, the Escrow Agent shall not deliver to Parent any Escrow Amounts pursuant to Section 5(b) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agents to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 5(b) hereof, provided that no such payment or delivery may be made if the Securityholder Agents shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     7.  Third Party Claims.
         ------------------

         (a) If any third party shall notify Parent or its affiliates hereto with respect to any matter (hereinafter referred to as a "Third Party Claim"), which may give rise to a claim by Parent against the Escrow Fund, then Parent shall give notice to the Securityholder Agents within 30 days of Parent becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based (but in all events, at least five business days prior to the date that an answer to such Third Party Claim is due to be filed) setting forth such material information with respect to the Third Party Claim as is reasonably available to Parent; provided, however, that no delay or failure on the part of
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Parent in notifying the Securityholder Agents shall relieve the Securityholder
Agents and the Company shareholders from any obligation hereunder unless the Securityholder Agents and the Company shareholders are thereby materially prejudiced (and then solely to the extent of such prejudice). The Securityholder Agents and the Company shareholders shall not be liable for any attorneys fees and expenses incurred by Parent prior to Parent's giving notice to the Securityholder Agents of a Third Party Claim. The notice from Parent to the Securityholder Agents shall set forth such material information with respect to the Third Party Claim as is then reasonably available to Parent.

         (b) In case any Third Party Claim is asserted against Parent or its affiliates, and Parent notifies the Securityholder Agents thereof pursuant to
Section 5(a) hereinabove, the Securityholder Agents and the Company shareholders will be entitled, if the Securityholder Agents so elect by written notice delivered to Parent within 30 days after receiving Parent's notice, to assume the defense thereof, at the expense of the Company shareholders independent of the Escrow Fund, with counsel reasonably satisfactory to Parent, so long as:

              (i) Parent has reasonably determined that Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the total dollar value of the Escrow Fund determined in accordance with Section 5(b) hereof;

              (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; and

              (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent.

     If the Securityholder Agents and the Company shareholders so assume any such defense, the Securityholder Agents and the Company shareholders shall conduct the defense of the Third Party Claim actively and diligently. The Securityholder Agents and the Company shareholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent and/or its affiliates, as applicable.

         (c) In the event that the Securityholder Agents assume the defense of the Third Party Claim in accordance with Section 7(b) above, Parent or its affiliates may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Parent unless Parent or its affiliates shall reasonably determine that there is a material conflict of interest between or among Parent or its affiliates and the Securityholder Agents and the Company shareholders with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Securityholder Agents and the Company shareholders out of the Escrow Fund. Parent or its affiliates will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Securityholder Agents. Parent will cooperate in the defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by Securityholder Agents and material to the claim and will make available all officers, directors and employees reasonably requested by Securityholder Agents for investigation, depositions and trial.

         (d) In the event that the Securityholder Agents fail or elect not to assume the defense of Parent or its affiliates against such Third Party Claim, which Securityholder Agents had the right to assume under Section 7(b) above, Parent or its affiliates shall have the right to undertake the defense and Parent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Securityholder Agents. In the event that the Securityholder Agents are not entitled to assume the defense of Parent or its affiliates against such Third Party Claim pursuant to Section 7(b) above, Parent or its affiliates shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and Parent or its affiliates need not consult with, or obtain any consent from, the Securityholder Agents in

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connection therewith); provided, however, that except with the written consent
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of the Securityholder Agents, no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the claim against the Escrow Fund. In each case, Parent or its affiliates shall conduct the defense of the Third Party Claim actively and diligently, and the Securityholder Agents will cooperate with Parent or its affiliates, and will use its best efforts to cause the Company's shareholders, to cooperate in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by Parent and material to the claim and will make available all individuals reasonably requested by Parent for investigation, depositions and trial.

     8.  Resolution of Conflicts; Arbitration.
         ------------------------------------

         (a) In case the Securityholder Agents shall object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agents and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agents and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

         (b) If no such agreement can be reached after good faith negotiation, and in any event not later than sixty (60) days after receipt of the written objection of the Securityholder Agents, either Parent or the Securityholder Agents may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Any such arbitration shall be held in Santa Clara County, California under the American Arbitration Association Commercial Arbitration Rules then in effect. Parent and the Securityholder Agents shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent, meaning that they may not be current or former employees or consultants or the Parent, Merger Sub, Company or Surviving Corporation. The arbitrators must disclose any circumstances likely to affect their independence pursuant to Rule 19 of the American Arbitration Association Commercial Arbitration Rules. The period of discovery shall be limited to 60 days and limited to relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

         (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For purposes of this Section 8, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent the sum of one-half ( 1/2) or less of the disputed amount plus any amounts not in dispute; otherwise, the shareholders of the Company as represented by the Securityholder Agents shall be deemed to be the Non-Prevailing Party. Each party to an arbitration shall pay its own expenses and one half of (i) the fees of each arbitrator and (ii) the administrative costs of the arbitration.

     9.  Protection of the Escrow Fund.
         -----------------------------

         (a) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

         (b) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split or stock dividend) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

         (c) Each Company shareholder shall be deemed the record holder of, and shall have voting, dividend, distribution and all other rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such shareholder (and on any voting securities and other equity securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

     10.  Appointment of Securityholder Agent; Power of Attorney.
          ------------------------------------------------------

          (a) Without further act of any shareholder, Warren L. Packard and Scot E. Land, the Securityholder Agents, have been appointed as agents and attorneys-in-fact for each shareholder of the Company (except such shareholders, if any, as shall have perfected their dissenters' rights under California Law and a list of whom shall be provided to the Escrow Agent with evidence of the exercise of such dissenters' rights), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agents for the accomplishment of the foregoing. The true and correct signatures of the Securityholder Agents shall be set forth on Schedule C hereof. Such
                                                   ----------
agency may be changed by the shareholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the each of the persons acting as Securityholder Agents may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in either of the positions of the Securityholder Agents may be filled by approval of the holders of a majority in interest

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

of the Escrow Fund. No bond shall be required of the Securityholder Agents, and the Securityholder Agents shall not receive compensation for their services. The reasonable legal fees and expenses and other professional fees incurred by the Securityholder Agents in connection with the performance of such persons' duties hereunder shall be reimbursed from the Escrow Fund upon written request pursuant to Section 5 hereof; provided, however, that such expenses shall be paid from
                     --------  -------
the Escrow Fund after all allowed claims shall have been paid or sufficient amounts thereof have been set aside. Notices or communications to or from the Securityholder Agents shall constitute notice to or from each of the shareholders of the Company.

         (b) Neither of the Securityholder Agents shall be liable for any act done or omitted hereunder as Securityholder Agents while acting in good faith and in the exercise of reasonable judgment. The shareholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall jointly and severally indemnify each of the Securityholder Agents and hold each of the Securityholder Agents harmless against any loss, liability or expense incurred without negligence or bad faith on the part of such Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agents' duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agents.

         (c) A decision, act, consent or instruction of both of the Securityholder Agents shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Parent may rely upon any such written decision, consent or instruction of the Securityholder Agents as being the decision, consent or instruction of each every such shareholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, consent or instruction of the Securityholder Agents.

     11. Escrow Agent's Duties.
         ---------------------

         (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Escrow Agreement which are signed by an officer of Parent and the Securityholder Agents, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

         (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

         (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Escrow Agreement or any documents deposited with the Escrow Agent.

         (e) In performing any duties under this Escrow Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any written instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Escrow Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement.

         (f) If any controversy arises between the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Escrow Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Escrow Agreement.

         (g) Parent and the Surviving Corporation agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Escrow Agreement, including, but not limited to, any litigation arising from this Escrow Agreement or involving its subject matter; provided, however, that in the event the
                                 --------  -------
Securityholder Agents shall be the Non-Prevailing Party in connection with any claim or action initiated by a Company shareholder or Company shareholders, then Parent and the Surviving Corporation (1) shall jointly and severally indemnify and hold Escrow Agent harmless and (2) shall have a right to reimbursement from the Escrow Fund, or if the amounts available therein are insufficient, from such Company shareholder or Company shareholders, in an amount equal to all amounts paid by the Parent or the Surviving Corporation to the Escrow Agent for the indemnification of the Escrow Agent to the full extent provided by this paragraph.

         (h) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such
                                                --------  -------
resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Escrow Agreement.

         (i) All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent pursuant to the Schedule of Fees as set forth on Schedule D hereof and amended from time to time by the mutual consent of
   ----------
Escrow Agent and Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Escrow Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Escrow Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

    12.  Payment of Taxes. The Company shareholders shall be treated as the
         ----------------
owner of the Escrow Fund for all tax purposes while and to the extent that the Escrow Fund is held by the Escrow Agent. The Escrow Agent shall furnish such information to the other parties hereto as shall be requested in writing for tax preparation purposes by such parties.

    13.  Termination.
         -----------

         (a) Unless extended in writing by the parties hereto, the escrow provided for in this Escrow Agreement shall expire on the later of (i) the Expiration Date and (ii) the final resolution of, and the final disbursement of funds to satisfy, any and all Pending Claims (the "Termination Date"); provided that from and after the Expiration Date, such indemnification obligations shall survive only to the extent of such Pending Claims pursuant to Section 6.

         (b) Promptly following the Escrow Release Date and upon receipt of instructions from the Parent and the Securityholder Agents, the Escrow Agent shall, to the extent funds are available therefor in the Escrow Fund and in the following order of priority:

              (i) withhold funds in the Escrow Fund in sufficient amount, or to the extent funds are available therefor, to satisfy the maximum amount of Losses estimated by the Parent in its written instructions relating to any and all Pending Claims;

               (ii) reimburse the fees and expenses incurred by the Securityholder Agents pursuant to Section 10(a) hereof; and

               (iii) distribute any funds remaining after the allocations and distributions provided for in clause (i) above to the Company shareholders in accordance with their Proportionate Interests in the Escrow Fund, as shown on Schedule A hereto.
----------

         (c) Promptly following the Termination Date and upon receipt of instructions from the Parent and the Securityholder Agents, the Escrow Agent shall distribute any funds remaining in the Escrow Fund to the Company shareholders in accordance with their proportionate interests in the Escrow Fund, as shown on Schedule A hereto.
                  ----------

    14.  Notices.  All notices and other communications hereunder shall be in
         -------
writing and shall be deemed given or delivered (i) on the date thereof if delivered personally (ii) the next business day if delivered by overnight courier, (iii) three business days after being mailed by registered or certified mail (return receipt requested) first class mail, postage prepaid or (iv) on the date thereof if sent by telecopy (if confirmation of complete transmission is received and a confirming copy is sent by mail), to the parties at the following addresses and telecopy numbers (or at such other address or number for a party as shall be specified by like notice):

         (a)  if to Parent or Merger Sub, to:

              Cobalt Networks, Inc.
              555 Ellis Street
              Mountain View, California 94043
              Attention:    Mr. Kenton D. Chow
              Telephone:    (650) 623-2500
              Facsimile:    (650) 623-2501
               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304
               Attention:    Robert P. Latta, Esq.
                             and Julia Reigel, Esq.
               Telephone:    (650) 493-9300
               Facsimile:    (650) 845-5000

          (b)  if to the Company, to:

               Chili!Soft, Inc.
               13920 SE Eastgate Way, Suite 120
               Bellevue, Washington 98005
               Attention:    Mr. Bryan Grummon
               Telephone:    (425) 957-1122
               Facsimile:    (425) 562-9565

               with a copy to:

               Crosby, Heafey, Roach & May
               Four Embarcadero Center, Suite 1900
               San Francisco, California 94111-4106
               Attention:    Dale S. Freeman, Esq.
               Telephone:    (415) 543-8700
               Facsimile:    (415) 391-8269

          (c)  if to the Securityholder Agents:

               Warren L. Packard
               c/o Draper Fisher Jurvetson
               400 Seaport Court, Suite 250
               Redwood City, CA 94063
               Telephone:    (650) 599-9000
               Facsimile:    (650) 599-9726

               Scot E. Land
               c/o Encompass Ventures
               777 108th Avenue NE, Suite 2300
               Bellevue, WA 98004
               Telephone:    (425) 468-3900
               Facsimile:    (425) 468-3901

          (d)  if to the Escrow Agent:

               The Bank of New York
               101 Barclay Street, Floor 21 West
               New York, New York 10286
               Attention:    Matt Louis, Escrow Unit
               Telephone:    (212) 815-7172
               Facsimile:    (212) 815-7181

     15.  Nonassignability. Notwithstanding anything to the contrary contained
          ----------------
herein, neither the Escrow Amount nor any beneficial interest therein may be sold, assigned or otherwise transferred, including by operation of law, by any Company shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Company shareholder. Any such attempted transfer in violation of this Section shall be null and void.

     16.  Successors and Assigns.  This Escrow Agreement and all action taken
          ----------------------
hereunder in accordance with its terms shall be binding upon and inure to the benefit of the Parent, and its respective successors and assigns, the Escrow Agent and its successors, the Company shareholders and their respective successors and assigns and the Securityholder Agents and such agents' successors.

     17.  Entire Agreement. This Escrow Agreement constitutes the entire
          ----------------
agreement among the parties with the Escrow Agent, and among the other parties with respect to this particular escrow except as set forth under the Acquisition Agreement, and it supersedes all prior or concurrent arrangements or understandings with respect thereto. The other parties hereby acknowledge and agree that Escrow Agent's duties and obligations hereunder are limited, and that Escrow Agent shall have no duties or obligations except as clearly specified herein, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent, nor shall Escrow Agent have any responsibility for the enforcement of the obligations of any parties hereto.

     18.  Waivers. No waiver by any party hereto of any condition or of any
          -------
breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     19.  Counterparts.  This Escrow Agreement may be executed in several
          ------------
counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same instrument.

     20.  Governing Law.  This Escrow Agreement shall be governed in all
          -------------
respects, including validity, interpretation and effect, by the laws of the State of New York (without giving effect to its choice of law provisions).

     21.  Consequential Damages.  In no event shall the Escrow Agent be liable
          ---------------------
for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

    22.  Jurisdiction. All parties hereto agree to submit to the jurisdiction of
         ------------
the federal and state courts of the State of New York.

                  [Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the parties have executed or caused this Escrow Agreement to be duly executed as of the day and year first above written.

CHILI!SOFT, INC.                    COBALT NETWORKS, INC.
a California corporation            a Delaware corporation


By:____________________________     By: ______________________________
   Bryan Grummon                       Kenton D. Chow
   Chief Executive Officer             Chief Financial Officer and Vice
                                         President, Finance


SECURITYHOLDER AGENTS:              BLUE TORTILLA ACQUISITION CORP.
                                    a California corporation


_______________________________     By:________________________________
Warren L. Packard                      Kenton D. Chow
                                       Chief Financial Officer and Vice
                                         President, Finance


_______________________________
Scot E. Land

THE BANK OF NEW YORK
a New York Banking Corporation



By: ___________________________

Title: ________________________

                      [Signature Page To Escrow Agreement]